Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-136093 and File No. 333-140483) and Form S-8 (File No. 333-51780, File No. 333-105142, File No. 333-143805, and File No. 333-192142) of Numerex Corp. of our report dated April 15, 2014 on our audit of the consolidated financial statements of Omnilink Systems, Inc. and Subsidiary as of and for the year ended December 31, 2013 appearing in this Current Report on Form 8-K/A of Numerex Corp.

/s/ FRAZIER & DEETER, LLC
Atlanta Georgia
July 18, 2014